Exhibit 10.19

FIRST AMENDMENT TO DEED OF LEASE

THIS FIRST AMENDMENT TO DEED OF LEASE (“First Amendment”) is made as of March 1, 2013, by and between NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”) and EVOLENT HEALTH, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, by that certain Deed of Lease dated July 31, 2012 (the “Lease”), Landlord leased to Tenant, and Tenant leased from Landlord, approximately 33,972 square feet of rentable area (the “Premises”) comprising the entire fourth (4th) floor in the building located at 800 North Glebe Road, Arlington, Virginia (the “Building”), upon the terms and conditions set forth in the Lease;

WHEREAS, pursuant to Section 45 of the Lease (captioned “Hold Space Premises”), Tenant has an option to lease certain additional space on the sixth (6th) floor of the Building, upon the terms and conditions set forth in the Lease;

WHEREAS, Tenant desires to exercise its option set forth in Section 45 to lease from Landlord, and Landlord desires to lease to Tenant, an additional 9,120 rentable square feet of space comprising the entire sixth (6th) floor of the Building, and Landlord and Tenant wish to revise and modify the Lease accordingly, upon the terms and conditions set forth in this First Amendment; and

WHEREAS, Landlord and Tenant wish to amend the Lease in order to modify certain other terms and conditions of the Lease, all as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

2. Landlord and Tenant hereby understand and agree that pursuant to Section 45 of the Lease, Tenant was required to provide notice to Landlord on or before December 1, 2012 of Tenant’s desire to exercise its rights set forth in said Section 45.

Notwithstanding such requirement set forth in the Lease, Landlord hereby agrees that Tenant has satisfied the notice requirement to the satisfaction of Landlord pursuant to a written notice provided by Tenant to Landlord on January 31, 2013.

3. The Lease is hereby amended by adding thereto new Sections 47 and 48, to read as follows:

“47. EXPANSION SPACE.

A. Term : Landlord, in satisfaction of its obligation under Section 45 of this Lease, hereby leases unto Tenant, and Tenant hereby leases from Landlord, approximately 29,120 square feet of rentable floor area (the ‘Expansion Space’) comprising the entire sixth (6th) floor of the Building, which Expansion Space is hereby agreed to be that certain space which is shown on Exhibit A-1 attached hereto and made a part hereof, for a term (the ‘Expansion Space Term’) commencing on March 1, 2013 (the ‘Expansion Space Commencement Date’) and continuing through and including 11:59 p.m. on the Lease Expiration Date, as defined in Section 2.A. hereof (the ‘Expansion Space Termination Date’), unless earlier terminated pursuant to the provisions of this Lease or pursuant to law.

B. ‘As -I s’ Condition of Expansion Space; Expansion Space Tenant’s Work : Tenant accepts the Expansion Space in its ‘as-is’ shell condition as of the Expansion Space Commencement Date, and Landlord shall have no obligation to make any improvements or alterations to the Expansion Space except as set forth in the Building Shell Definition attached as Exhibit C-1 to this Lease. Notwithstanding the foregoing, Landlord shall make available for the performance of Tenant’s improvements in the Expansion Space (‘Expansion Space Tenant’s Work’) an allowance in the amount(s), and pursuant to the terms and conditions, set forth in the Work Agreement attached hereto as Exhibit C (i.e., an amount equal to (i) Fifty-Two and 50/100 Dollars ($52.50) multiplied by (ii) the number of rentable square feet comprising the Expansion Space). Tenant shall perform the Expansion Space Tenant’s Work, it being understood and agreed by Landlord and Tenant that all terms and conditions of Exhibit C shall be applicable to Tenant’s performance of the Expansion Space Tenant’s Work, and to the payment by Landlord to Tenant of the Expansion Space Tenant Allowance, such that Landlord and Tenant shall be bound by all of the same terms and conditions of the Work Agreement and this Lease with respect to the payment of the Expansion Space Tenant Allowance and the performance by Tenant of the Expansion Space Tenant’s Work. Notwithstanding the foregoing or anything to the contrary contained in the Work Agreement, Landlord shall pay the Expansion Space Tenant Allowance directly to Tenant’s general contractor following Tenant’s completion of items of Expansion Space Tenant’s Work and Landlord’s receipt from Tenant of (i) Tenant’s written certification to Landlord that the items of Expansion Space Tenant’s Work with respect to which disbursement of a portion of the Expansion Space Tenant Allowance is being requested by Tenant have been completed and that payment should be made by Landlord to Tenant’s general contractor, (ii) invoices reasonably evidencing the work or services performed with respect to Expansion Space Tenant’s Work for which Tenant is seeking payment, and (iii) waivers or releases of liens (which may be conditioned upon the payment of a sum specified therein) from each of Tenant’s contractors, subcontractors and suppliers in connection with the work performed or materials supplied as evidenced by the aforesaid invoices. Each payment of a portion of Expansion Space Tenant Allowance shall be made within thirty (30) days of Landlord’s receipt of a draw request from Tenant which complies with the requirements of this Section 47.B and which is received by Landlord not later than the fifteenth (15th) day of the month in which such draw request is submitted. Tenant shall be required to pay for any costs of the Expansion Space Tenant’s Work which are in excess of the Expansion Space Tenant Allowance; however, no such costs shall be required to be paid by Tenant until such time as the Expansion Space Tenant Allowance has been exhausted.

C. Expansion Space Base Rent: In addition to the Base Rent for the Premises set forth in Section 4 hereof, commencing on January 1, 2014 (the ‘Expansion Space Rent Commencement Date’) and continuing thereafter throughout the Expansion Space Term, Tenant covenants and agrees to pay to Landlord Base Rent for the Expansion Space in the following amounts (the ‘Expansion Space Base Rent’):

Time Period	Rate of Expansion Space Base Rent Per Square Foot Per Annum	Rate of Expansion Space Base Rent Per Annum	Rate of Expansion Space Monthly Base Rent
1/1/14-12/31/14	$35.96	$1,047,155.20	$87,262.93

Time Period	Rate of Expansion Space Base Rent Per Square Foot Per Annum	Rate of Expansion Space Base Rent Per Annum	Rate of Expansion Space Monthly Base Rent
1/1/15- 12/31/15	$36.95	$1,075,984.00	$89,665.33
1/1/16-12/31/16	$37.97	$1,105,686.40	$92,140.53
1/1/17-12/31/17	$39.01	$1,135,971.20	$94,664.27
1/1/18-12/31/18	$40.08	$1,167,129.60	$97,260.80

The Expansion Space Base Rent shall be payable at the same times and in the same manner as set forth herein for the payment of Base Rent. There shall be no Free Rent Period with respect to the Expansion Space. Tenant shall be entitled to occupy the Expansion Space prior to the Expansion Space Rent Commencement Date without the obligation to pay Expansion Space Base Rent and without the obligation to pay any Operating Expenses with respect to the Expansion Space or any Real Estate Tax Expenses with respect to the Expansion Space.

D. Additional Rent: Effective as of the Expansion Space Rent Commencement Date, Tenant’s Share of Operating Expenses shall be adjusted to equal twenty-three percent (23.00%) and Tenant’s Share of Real Estate Tax Expenses shall be adjusted to equal twenty and ninety one hundredths percent (20.90%).

E. Expansion Space Part of Premises: Except as otherwise herein expressly provided, the Expansion Space shall be deemed a part of the Premises for all purposes of this Lease from and after the Expansion Space Commencement Date, such that both Landlord and Tenant shall have such respective rights and obligations with respect to the Expansion Space as apply to the remainder of the Premises from and after the Expansion Space Commencement Date, including, but not limited to, Tenant’s option to extend the Term of this Lease set forth in Section 43 hereof.

48. SECOND HOLD SPACE PREMISES.

A. Second Hold Space Premises: Provided that Evolent is not then in Default and has not been in Default more than once during the Term, in each case both at the time of exercise of the option hereinafter granted and at the time of the commencement of the term as to the Second Hold Space Premises (as hereinafter defined), then solely during the period commencing on the date of execution of that certain First Amendment to Deed of Lease between Landlord and Evolent and ending on December 1, 2013 (the ‘Notice Outside Date’), Evolent shall have a one-time option to lease from Landlord all or a portion of that certain other office space located on the seventh (7th) floor of the Building (the ‘Second Hold Space Premises’), which Second Hold Space Premises shall be not less than 14,550 square feet of rentable area, and not more than 29,099 square feet of rentable area (i.e., all rentable office space on the seventh (7th) floor of the Building); provided, however, that in the event that Evolent elects to lease less than all of the office space on the seventh (7th) floor of the Building, then the Second Hold Space Premises shall be configured such that it runs from the rear portion of the seventh (7th) floor of the Building to the front portion of the seventh (7th) floor of the Building, as depicted on Exhibit I attached hereto. The Second Hold Space Premises, when so leased to Evolent, shall become part of the Premises and shall be subject to the terms and conditions of this Lease then prevailing, except as follows:

(1) The term as to the Second Hold Space Premises leased by Evolent pursuant to this Section 48 shall commence on the ‘Second Hold Space Premises Commencement Date’, which shall be the earlier to occur of (i) the date on which Evolent commences beneficial occupancy of the Second Hold Space Premises for the conduct of its business operations therein, or (ii) the first (1st) anniversary of the Expansion Space Commencement Date under this Lease with respect to the Expansion Space. Evolent shall accept the Second Hold Space Premises in its ‘as-is’ condition on the date Landlord delivers possession of the Second Hold Space Premises to Evolent, and Landlord shall have no obligation to perform any improvements or alterations in the Second Hold Space Premises except as set forth in the Building Shell Definition set forth on Exhibit C-1 to this Lease. All construction and improvements to be performed with respect to any portion of the Second Hold Space Premises shall be performed by Evolent, at its sole cost and expense (subject to Landlord’s obligation to grant Tenant a market-based allowance with respect to the Second Hold Space Premises, with the granting of such allowance to be taken into account in the determination of Prevailing Market Rent as set forth below), in accordance with the terms and conditions of this Lease, including, but not limited to, Section 8 hereof (captioned ‘Alterations ‘). The term as to the Second Hold Space Premises leased by Evolent hereunder shall continue until the last day of the sixtieth (60th) month following the Second Hold Space Premises Commencement Date, and the Term as to the remainder of the Premises (including, but not limited to, the Expansion Space) shall automatically be extended for an additional period (the ‘Short Term Extension Period’), such that the Lease Expiration Date with respect to the Premises (including the Expansion Space) and the Second Hold Space Premises shall be the same date, which date shall be the last day of the sixtieth (60th) month following the Second Hold Space Premises Commencement Date.

(2) The Short Term Extension Period set forth above shall not affect Evolent’s option to extend the Term pursuant to Section 43 of this Lease, and such Renewal Period set forth in Section 43 hereof shall also include the extension of the Term for a like period as to the Second Hold Space Premises, except that such Renewal Period shall commence on the first day following the Lease Expiration Date, as extended by the Short Term Extension Period.

(3) Base Rent with respect to the Second Hold Space Premises, Tenant’s Proportionate Share of Operating Expenses with respect to the Second Hold Space Premises, and Tenant’s Proportionate Share of Real Estate Tax Expenses with respect to the Second Hold Space Premises, shall each commence to be payable on the date that is four (4) months after the date Landlord delivers possession of the Second Hold Space to Evolent in the ‘as-is’ Building Shell condition required by Section 48.A (1) above. The rate of Base Rent for the Second Hold Space Premises shall be the ‘Prevailing Market Rent’ for the Second Hold Space Premises, which shall mean the rent for comparable office space being leased to new tenants in buildings of comparable size, class and location in the Ballston submarket of Virginia that are comparable to the size, class and location of the Building, taking into account such market concessions, if any, as are then being offered to new tenants leasing office space of a size that is comparable to that of the Second Hold Space Premises in buildings of size, class and location in the Ballston submarket of Virginia that are comparable to the size, class and location of the Building, including, but not limited to, if applicable, market escalations, rental abatements, tenant improvement allowances and the inclusion of a market fee for Evolent’s then current real estate advisor. If Evolent elects to exercise its right to lease the Second Hold Space Premises, then Evolent shall provide in its notice to Landlord Evolent’s reasonable determination of (i) the Prevailing Market Rent for the Premises for the Short Term Extension Period (which shall be the rent for comparable office space being leased to renewal tenants in buildings of size, class and location in the Ballston submarket of Virginia that are comparable to the size, class and location of the Building, taking into account such market concessions, if any, as are then being offered to renewal tenants leasing office space of a size comparable to the size of the Second Hold Space Premises in such comparable buildings in the Ballston submarket of Virginia, including, but not limited to, if applicable, market escalations, rental abatements, tenant improvement allowances and the inclusion or exclusion of a market fee for Tenant’s then current real estate advisor), and (ii) the Prevailing Market Rent for the Second Hold Space Premises. If Landlord disagrees with Evolent’s determination of the Prevailing Market Rent for the Second Hold Space Premises or the Prevailing Market Rent for the Short Term Extension Period, and Landlord and Evolent do not agree on the applicable Prevailing Market Rent within thirty (30) days following Landlord’s receipt of Evolent’s exercise notice pursuant to Section 48.B. (1) below, then the Prevailing Market Rent for the Second Hold Space Premises, the Short Term Extension Period, or both of same, as applicable, shall be determined pursuant to the 3-Broker Method set forth in Section 43 of this Lease.

(4) Upon the execution of an amendment pursuant to Section 48.C hereof, Tenant shall provide Landlord with an additional Security Deposit either in the form of cash or in the form of an amended Letter of Credit, in order to increase the Security Deposit being held hereunder by an amount equal to the product of (i) Fifty-Eight and 87/100 Dollars ($58.87) multiplied by (ii) the number of square feet of rentable area comprising the Second Hold Space Premises.

(5) From and after the Second Hold Space Premises Commencement Date, such Second Hold Space Premises shall be included in the term ‘Premises’ as used in this Lease, and Tenant’s Proportionate Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses shall be increased proportionately (subject to the first sentence of paragraph (A)(3) above)

B. Notice; Exercise:

(1) In order to exercise its right to lease the Second Hold Space Premises, Evolent shall provide Landlord with written notice on or before the Notice Outside Date, which notice from Evolent shall state therein (i) Evolent’s reasonable determination of the Prevailing Market Rent for the Premises for the Short Term Extension Period, and (ii) Evolent’s reasonable determination of the Prevailing Market Rent for the Second Hold Space Premises, and (iii) the number of square feet of rentable area that Evolent desires to lease pursuant to this Section 45, provided that in no event shall the number of square feet of area comprising the Second Hold Space Premises be less than 14,550 rentable square feet of area. If Evolent shall fail to exercise its option to lease the Second Hold Space Premises on or before the Notice Outside Date, then Landlord shall be free to offer to lease and to lease such space on the seventh (7th) floor to others and Evolent’s right to lease said Second Hold Space Premises shall be void and of no force or effect for the remainder of the Term of this Lease (Evolent’s right hereunder being a one-time right as to such Second Hold Space Premises), and Landlord may lease said Second Hold Space Premises to others under such terms and for such periods as shall be acceptable to Landlord (it being agreed that time shall be of the essence in Evolent’s delivery of the aforesaid notice to Landlord and that, if such written notice is not so delivered within the time aforesaid, Landlord will rely to its detriment on Evolent’s failure to give such written notice).

(2) Notwithstanding the foregoing, in the event that Landlord receives from a third party prospective tenant a response to a proposal for space on the seventh (7th) floor of the Building which would encumber all or any portion of the Second Hold Space Premises and which is on terms that Landlord is willing to accept, then Landlord shall provide written notice to Evolent of the existence of such prospective third party tenant, in which event, if Evolent wishes to lease the Hold Space, Evolent shall give to Landlord written notice of Evolent’s exercise of its option to so lease the Second Hold Space Premises within five (5) business days after the date on which Landlord gives written notice to Evolent of such prospective third party tenant, and such written notice from Evolent shall set forth therein the number of rentable square feet comprising the Second Hold Space Premises, provided that in no event shall the Second Hold Space Premises leased by Evolent pursuant to this Section 48.B. (2) comprise less than 14,550 rentable square feet of area. If Evolent fails to exercise its option to lease the Second Hold Space Premises within said five (5) days after the date of such notice from Landlord of the existence of a prospective third party tenant, then (i) Landlord shall be free to enter into a lease with such third party tenant upon terms and conditions acceptable to Landlord in its sole and absolute discretion, and (ii) if there still exists at least 14,550 rentable square feet of area available on the seventh (7th) floor of the Building, Evolent’s rights set forth in this Section 48 with respect to any portion of the Second Hold Space Premises which is not the subject of such lease with such third party tenant shall remain in full force and effect through and including the Notice Outside Date as set forth above. In the event that Landlord and such third party tenant do enter into a lease for space on the seventh (7th) floor of the Building, and if there does not thereafter exist at least 14,550 rentable square feet of area available on the seventh (7th) floor of the Building, then Evolent’s right to lease any further space on the seventh (7th) floor of the Building shall be subject to the terms and conditions of Section 46 hereof (captioned ‘Right of First Notice Space’). In the event that Landlord and such third party tenant do not enter into a lease, then Landlord shall not be permitted to enter into a lease with a new third party tenant until such time as Landlord has notified Evolent of the existence of such new third party tenant and Evolent has failed to exercise its right to lease the Second Hold Space Premises within the aforementioned five (5) business day period following such notice from Landlord.

(3) Notwithstanding anything to the contrary contained in this Section 48 or in this Lease, Evolent hereby agrees that its right to lease the Second Hold Space Premises is subject to Landlord’s determination, in Landlord’s sole and absolute discretion, as to whether the lease of the Second Hold Space Premises to Evolent is economically desirable for Landlord and any of its existing or prospective investors. In furtherance of the foregoing, Evolent hereby agrees that together with any notice provided by Evolent exercising its option to lease the Second Hold Space Premises, Evolent shall also provide to Landlord Evolent’s most recent financial statement in the form required by Section 32.M. of this Lease. Following Landlord’s review of such financial statement, or in the event that Evolent fails to timely provide such financial statement to Landlord, in either case, Landlord shall have the right, in its sole and absolute discretion, to terminate Evolent’s right to lease the Second Hold Space Premises, in which event Evolent’s right to lease said Second Hold Space Premises shall be void and of no force or effect for the remainder of the Term of this Lease, and Landlord may lease said Second Hold Space Premises to others under such terms and for such periods as shall be acceptable to Landlord. Nothing in this Paragraph 48 (B)(3) shall be in derogation of Evolent’s rights pursuant to Section 44 of the Lease.

C. Execution of Lease Amendment: Within thirty (30) days after the later to occur of (i) the date on which Evolent exercises its right to lease the Second Hold Space Premises, or (ii) the date on which the Prevailing Market Rent for the Second Hold Space Premises and for the Short Term Extension Period are determined by the 3-Broker Method, Landlord and Evolent shall execute an amendment to this Lease setting forth the terms set forth in this Section 48 as to the Second Hold Space Premises and as to the Short Term Extension Period. If Evolent

shall fail to execute said amendment to this Lease for the Second Hold Space Premises within such thirty (30) day period, Evolent shall nevertheless remain bound by the exercise thereof, upon the terms and conditions set forth in this Section 48, and shall pay the Prevailing Market Rent as determined above.

D. Notwithstanding anything to the contrary contained in this Section 48 or in this Lease, in the event that Landlord receives from a third party prospective tenant a response to a proposal for all of the then remaining vacant space in the Building on the eighth (8th) floor, the ninth (9th) floor and the tenth (10th) of the Building, i.e., either all of the space on said three (3) floors, or less than all of the space on said three (3) floors if less than all of such space constitutes all of the space on said three (3) floors that is then vacant (collectively, the ‘Remaining Vacant Space’), and such prospective tenant requires that in order to proceed with the leasing of all such Remaining Vacant Space, such lease of the Remaining Vacant Space must also include a right to lease, either at the commencement of the term as to such Remaining Vacant Space or as an option at any later time during the term of the lease as to such Remaining Vacant Space, at least 14,550 rentable square feet of space on the seventh (7th) floor of the Building, then Landlord, in its sole and absolute discretion, shall provide Evolent with notice of the existence of such third party tenant, at which time Evolent shall have no further right to lease the Second Hold Space Premises, Landlord may lease such space to such third party tenant on such terms and conditions as are acceptable to Landlord, and this Section 48 shall immediately become null and void and of no further force or effect.”

4. Section 5.B. (2) of the Lease (captioned “Payment of Tenant’s Share”) is hereby amended by deleting therefrom the language, “In addition to all other Rent set forth herein, for the year which includes the Lease Commencement Date, and for each calendar year thereafter during the Term” and by inserting the following language in lieu thereof: “Commencing on the Rent Commencement Date, and continuing thereafter throughout the Term of this Lease,”.

5. Section 5.C. of the Lease (captioned “Statements”) is hereby amended by deleting from Section 5.C. (1) thereof the language “For the year which includes the Lease Commencement Date”

and by inserting the language “For the year which includes the Rent Commencement Date” in lieu thereof.

6. Section 5.D. of the Lease (captioned “Retroactive Adjustments”) is hereby amended by deleting therefrom the language “After the end of the year which includes the Lease Commencement Date” and by inserting the following language in lieu thereof: “After the end of the year which includes the Rent Commencement Date.”

7. Landlord hereby acknowledges that it is currently holding a Security Deposit under the Lease in the form of a Letter of Credit in the amount of Two Million Dollars ($2,000,000.00), and that simultaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord an additional One Million Seven Hundred Five Thousand Five Hundred Fifty-Eight and 40/100 Dollars ($1,705,558.40) in the form of cash (the “Cash Deposit”), which Cash Deposit shall be considered part of the Security Deposit for all purposes of the Lease, such that the total Security Deposit then being held by Landlord under the Lease shall be Three Million Seven Hundred Five Thousand Five Hundred Fifty-Eight and 40/100 Dollars ($3,705,558.40). Notwithstanding the foregoing or anything to the contrary contained in Section 45.A. (3) of the Lease, Tenant shall have the right at any time during the Term to amend the Letter of Credit such that the Letter of Credit shall be increased by the amount of One Million Seven Hundred Five Thousand Five Hundred Fifty-Eight and 40/100 Dollars ($1,705,558.40) (the “LOC Amendment”), at which time (i) Landlord shall return the Cash Deposit to Tenant within five (5) business days following Landlord’s receipt of the LOC Amendment in the form attached hereto as Exhibit J and made a part hereof, and (ii) the LOC Amendment shall be considered a part of the Security Deposit and the Letter of Credit being held under the Lease for the remainder of the Term, whereupon the aggregate amount of the Security Deposit and of the LOC Amendment shall be Three Million Seven Hundred Five Thousand Five Hundred Fifty-Eight and 40/100 Dollars ($3,705,558.40), and such LOC Amendment shall be subject to all of the terms and conditions of the Lease.

8. Landlord and Tenant each represents and warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this First Amendment. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage, including, but not limited to, all court costs and reasonable attorneys’ fees, relating to the breach of the foregoing representation and warranty. Landlord recognizes only Jones Lang LaSalle Americas, Inc., as agent of Tenant, as broker with respect to this Eighth Amendment and agrees to be responsible for the payment of a commission to said broker pursuant to a separate written agreement with said broker.

9. Landlord and Tenant hereby agree and acknowledge that Landlord has satisfied all of its obligations pursuant to Section 45 of the Lease (captioned “Hold Space Premises” ) and that Tenant’s rights with respect to Section 45 of the Lease have been satisfied by this First Amendment.

10. The Lease is hereby amended by deleting the existing Exhibit C-1 attached thereto and by inserting Exhibit C-1 attached hereto.

11. The Lease is hereby amended by inserting therein Exhibits A-1, B-1, I and J attached hereto, which Exhibits A-1, B-1, I and J are hereby incorporated into the Lease by reference and made a part hereof.

12. If requested by Landlord at any time during the Term, Tenant shall promptly execute a declaration in the form attached hereto as Exhibit B-1 and made a part hereof.

13. Except as expressly modified by this First Amendment, all terms and provisions of the Lease shall remain in full force and effect.

14. Landlord and Tenant represent and warrant to each other that the person signing this First Amendment on its behalf has the requisite authority and power to execute this First Amendment and to thereby bind the party on whose behalf it is being signed.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Deed of Lease as of the day and year first hereinabove written.

WITNESS:		LANDLORD:

NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company

		By:	JBG/Company Manager II, L.L.C., a Delaware limited liability company Its Managing Member

By:	/s/ A. Howell		By:	/s/ Steve Bonacci
			Name:	Steve Bonacci
			Title:	Authorized Signatory

ATTEST:		TENANT:

[Corporate Seal]		EVOLENT HEALTH, INC., a Delaware corporation

By:	/s/ Seth B. Blackley	By:	/s/ Alisha Griffey
Name:	Seth B. Blackley	Name:	Alisha Griffey
Its:	President	Its:	VP Finance & Operations

EXHIBIT A-1

PLAN SHOWING EXPANSION SPACE

A-1

EXHIBIT B-1

DECLARATION BY LANDLORD AND TENANT

AS TO DATE OF DELIVERY AND ACCEPTANCE OF

POSSESSION, EXPANSION SPACE COMMENCEMENT DATE, ETC.

THIS DECLARATION is hereby attached to a made a part of that certain First Amendment to Deed of Lease dated              (the “First Amendment”), which amends that certain Deed of Lease (the “Original Lease”) dated July 31, 2012 entered into by and between NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company, as Landlord, and EVOLENT HEALTH, INC., a Delaware corporation, as Tenant. All terms used in this Declaration shall have the same meanings as they have in the Original Lease, as modified by the First Amendment.

(i)	Landlord and Tenant do hereby declare that possession of the Expansion Space was accepted by Tenant on , 20 ;

(ii)	As of the date hereof, the Lease is in full force and effect, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to said date;

(iii)	The Expansion Space Commencement Date is , ; and

(iv)	The Lease Expiration Date is hereby established to be , unless the Lease or the Term is sooner terminated pursuant to any provision of the Lease.

WITNESS:	LANDLORD:

NORTH GLEBE OFFICE, L.L.C., a Delaware limited liability company

	By:	JBG/Company Manager II, L.L.C., a Delaware limited liability company Its Managing Member

By:		By:
Name:
		Title:	Authorized Signatory

ATTEST:	TENANT:

[Corporate Seal]	EVOLENT HEALTH, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

B-1

EXHIBIT C-1

BUILDING SHELL DEFINITION

800 North Glebe Road

BUILDING SHELL DEFINITION

1 November

2012

LEED Rating:	Gold

Structure:	Post-tensioned concrete frame, with load capacity of 100-lbs per square foot comprised of 80 lbs per square foot of live load and 20 lbs per square foot of partition load.

Exterior:	Precast concrete and segmented high light transmittance, Low-e, Insulated Viracon glass curtainwall “sheets” culminating in a cantilevered “sail” over a reconstructed 1964 art-moderne car showroom.

Lobby:	Two-story main lobby with entrance from North Glebe Road. The lobby features stone flooring, satin finished white glass walls with stainless steel detailing, and a projecting 2 story all glass entrance.

Column Spacing:	Long span 30’ x 45’ column spacing, typical.

Roof:	Insulated roofing, including LEED compliant TPO light reflecting sheet membrane

Slab-to-Slab Height:	18’-6” on first floor, 12’-9’ on floors 2 through 10

Finish Ceiling Height:	Retail ceiling heights can be as high as 13’-0” and office floors shall be 9’-0”. The perimeter ceiling detail at the curtainwall allows for additional height at the vision glass and an 11’-0” cove detail.

Perimeter Walls:	Exterior perimeter walls of premises on floors 2 through 10 shall be insulated, sheetrocked, taped, spackled and ready to receive standard paint finishes.

HVAC System:	The HVAC system will consist of a Central Plant chilled water system with two equally sized water chilling units, one waterside economizer heat exchanger and associated chilled water pumps to serve the building. A variable flow differential bypass pumping configuration will be provided. The central plant will be located in the penthouse of the building. The typical office floor system (floors two through 10) consists of one horizontal draw-through variable air volume air handling unit (AHU) with various fan powered terminal devices (FPTDs) installed in the ceiling space. AHUs will have variable speed fan drives and 40% to 45% efficient replaceable media type efficient filters.

System allows for independent operation of the air handling unit on each floor. Typical office area HVAC system will be sized for approximately 300 to 350 usf per ton, and are designed to accommodate an average of 2.5 watts per usf of power, 1.5 watts per usf of lighting and 1 person per 143 usf. Supplemental HVAC systems can be accommodated for tenant flexibility.

Building Automation System: The Base Building shall be provided with a Direct Digital Contract (DDC) Energy Management System (EMS) a web-based electronic system that is designed to provide monitoring of selected environmental conditions throughout the Building, operational control of the HVAC system to maintain preset operating conditions, and for increased energy efficiency in the operation of the mechanical HVAC system. The EMS shall be designed to maintain control of the HVAC systems during both normal and off hours. The following will be provided as EMS capabilities:

a.	DDC control (including all VAV boxes)

b.	Optimum start/stop

c.	Equipment operating schedules

d.	Chilled water reset

e.	Condenser water reset

f.	Lighting control relay panels (will be provided under the tenant interior phase when the actual number of lighting circuits is known)

g.	Monitor and alarm critical points

h.	Peak demand limiting

i.	Mode Index (occupied, unoccupied, air only) setting for AHU’s.

j.	Set point reset of AHU supply air temperature as per plans and specifications.

The perimeter of the building was designed for fan powered VAV boxes with electric reheat and the interior of the building was designed for cooling only VAV boxes. Landlord shall reimburse Tenant for VAV boxes for up to a ratio of one per 30 linear feet of exterior vision glass wall on the perimeter and up to one per 1000 usable square feet for the interior. A DDC temperature sensor shall be provided for each VAV temperature control zone.

Medium pressure loop trunk line to base building VAV boxes will be installed as part of the shell. Perimeter VAV boxes will not be installed as part of the shell. VAV discharge ducts, diffusers and flex duct will be part of the tenant’s Improvement allowance. Heaters shall be provided in stair towers.

Building HVAC design criteria shall be:

Heating: Maintain tenant area space temperature at 70 degrees F DB +/-2 degrees, when outdoor temperature is 10 degrees F DB. Cooling: Maintain tenant area space temperature at 75 degrees F DB +/-2 degrees, indoor relative humidity 50%, when outdoor temperature is 95 degrees F DB. Outdoor air will be provided from a dedicated outside air handling unit (OAHU) that heats the outdoor air and delivers the outdoor air to each mechanical room through a ducted riser and VAV valves at the average rate of 20 CFM per person at 1 person per 143 square feet consistent with current Code requirements and ASHRAE Guidelines. An additional 25% spare capacity had been provided for the outside air system to accommodate higher occupancy spaces such as tenant conference rooms.

Roof mounted cooling towers will provide condenser water to Central Plant and to tenant floors through risers with valved taps at each floor for future tenant 24 hr./7 day supplemental units. The condenser water is delivered to the water chilling units located in Central Plant. There will be approximately 10 tons per typical floor of capacity from the cooling tower.

Electrical System:	The electrical service entrance will consist of utility company transformers located In a transformer vault adjacent to the building. These transformers will supply three phase, four-wire 480/277-volt service to the office building and garage. Typical building electrical distribution system will include plug-in bus duct risers (2 per floor); double section high and low voltage panels and transformers.

Landlord will provide Base Building transformers with oversized neutral panels, ground riser (located within each office floor electrical closet).

The Building power distribution shall be designed for the following loads on all above grade floors:

a.	Office Floors Lighting 2.5 watts/usf at 277/480 volt; Receptacles 7.0 watts/usf at 120/208 volt.

b.	Service Area, Corridor Lighting and Receptacles 1.0 watts/usf; Stairs (house loads).

c.	Site Lighting and Garage Lighting will be in accordance with IES standards, not watt/sf criteria.

Landlord shall provide panel boards and transformers sized to accommodate design criteria loads. Panel boards shall be filled with 20 amp breakers. The horizontal distribution of electrical service within the Premises for lighting and power shall be above the hung ceiling and shall be part of the Tenant Work.

Life Safety:	Fire standpipe and base building fire alarm system will be installed per high rise building code. Upturned sprinkler heads will be provided in accordance with NFPA 13 at spacing of on head per 225 sq. ft. The base system will be sized to support a sprinkler head density of 125 sq. ft. per head.

Fire Alarm System:	Fire Alarm system will be a supervised, addressable voice alarm system conforming to applicable local codes for high rise office buildings. An emergency generator will be provided for elevator recall, fire pump, stair pressurization, emergency lighting, fire alarm, and other life safety systems only.

Wet Columns:	Two at the building core and two at toilets (four in total) per floor ready for connection of Tenant’s added plumbing work.

Window Coverings:	MechoShade (Urban, Manual shade / M1 single shade/M1-01 Shade below ceiling) will be installed under the base building.

Energy Management:	Automated, direct digital, base building energy management system.

Elevators:	5 traction passenger high speed elevators, with 4,000 lb. capacity and 1 passenger/freight high speed elevator, with 4,000 lb. capacity.

2 hydraulic shuttle elevators, with 3,500 lb. capacity, serve the three parking levels.

Rest Rooms:	Women and Men’s restrooms will be fully finished on each floor with base building. Restroom finishes will include granite/stone countertops, ceramic tile floors and base, and wet walls. Remaining walls will receive vinyl wall covering. Ceilings will be painted drywall.

Access System:	Kastle, or compatible perimeter and elevator key card entry system.

Telephone/Data Risers:	Sleeves for future vertical risers are provided on each floor of the building.

Soffit:	The Landlord has installed a perimeter soffit at all curtain wall conditions as a part of the core and shell condition. This soffit condition was installed per detail 2/A11.5 of the base building drawing set. The soffit was installed by the Landlord as a means of homogenizing the exterior look of the building and its facade. The tenant is not permitted to modify this soffit condition, other than temporarily as required during their tenant fit-out work. The Tenant’s final ceiling tie-in to the soffit shall conform with detail 2/A11.5

EXHIBIT I

PLAN SHOWING SECOND HOLD SPACE PREMISES

I-1

EXHIBIT J

FORM OF LOC AMENDMENT

First Amendment to Irrevocable Standby Letter of Credit

                             , 20

ISSUING BANK

Morgan Stanley Bank, N.A.

1300 Thames Street

Thames Street Wharf

4th Floor

Baltimore, MD 21231

Attention: Letter of Credit Department

Telephone: (443) 627-4555

Fax: (212) 507-5010

BENEFICIARY

North Glebe Office, L.L.C.

4445 Willard Ave., Suite 400

Chevy Chase, MD 20815

Attention: Executive Vice President - Commericial Asset Management

Telephone: (240) 333-3756

REF: IRREVOCABLE STANDBY LETTER OF CREDIT NO. [                        ]

Issuing Bank by means of this First Amendment to Irrevocable Standby Letter of Credit (this “Amendment”), effective immediately and expiring simultaneously with the Letter of Credit (as defined below), sets forth amendments to that certain Irrevocable Standby Letter of Credit No.                      originally dated August 1, 2012 and established by Issuing Bank at the request and for the account of Evolent Health, Inc. (hereinafter called the “Applicant”), in favor of North Glebe Office, L.L.C. (hereinafter called “you” or the “Beneficiary”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Letter of Credit.

The Letter of Credit is amended as follows:

1.	Increase in Stated Amount. The Stated Amount of the Letter of Credit is hereby increased by USDONE MILLION SEVEN HUNDRED FIVE THOUSAND FIVE HUNDRED FIFTY-EIGHT AND 40/100 (U.S. $1,705,558.40) such that effective as of 12:01 a.m. on the date hereof, the maximum amount available hereunder shall be USD THREE MILLION SEVEN HUNDRED FIVE THOUSAND FIVE HUNDRED FIFTY-EIGHT AND 40/100 (U.S. $3,705,558.40). Such increase shall not be effective with respect to any demand for payment properly tendered to Issuer prior to such date and time.

All other terms and conditions of the Letter of Credit remain unchanged. This Amendment is to be considered part of the original Letter of Credit and must be attached thereto.

The Letter of Credit as amended by this Amendment sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document or instrument.

All inquiries and correspondence regarding this Amendment or the Letter of Credit shall be directed to our Letter of Credit Department at the phone number or address referenced above, as applicable.

To the extent not inconsistent with the express terms hereof, this Amendment is subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 (the “ISP 98”). This Amendment shall be governed by the law of the State of New York and shall, as to matters not governed by ISP 98, be governed by and construed in accordance with the law of such State without regard to any conflicts of law provisions. In the event of any conflict between the laws of the State of New York and the provisions of ISP 98, the provisions of ISP 98 shall control.

Yours faithfully,

MORGAN STANLEY BANK, N.A.

By:
Name:
Title:

EXHIBIT A

Letter of Credit